UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 18, 2011

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

 125 Highway 515 East
Blairsville, Georgia  30512
(Address of principal executive offices)

Registrant's telephone number, including area code:
(706) 781-2265

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

        On April 18, 2011, United Community Bank (the “Bank”), a wholly owned subsidiary of United Community Banks, Inc. (the “Company”), entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with CF Southeast LLC (“CF Southeast”) and CF Southeast Trust 2011-1 (“CF Trust” and together with CF Southeast, the “Purchasers”).  Pursuant to the Asset Purchase Agreement, on April 18, 2011, the Bank consummated its bulk sale of approximately $266 million in classified substandard and nonperforming loans to the Purchasers (the “Loan Sale”) for an aggregate purchase price of approximately $86.5 million.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

On April 21, 2011, the Company’s board of directors appointed Peter E. Raskind, former chairman, president and chief executive officer of National City Corporation and the current interim chief executive officer of the Cleveland Metropolitan School District in Cleveland, Ohio, to serve as a director of the Company and also as a director of the Company’s wholly-owned subsidiary, United Community Bank.  Mr. Raskind was appointed under the terms of an investment agreement the Company entered into with Corsair Georgia, L.P. as part of the Company’s previously announced $380 million capital raise.  Mr. Raskind has not yet been named to any board committees.

Item 8.01	Other Events.

On April 19, 2011, the Company issued a press release related to the Loan Sale referred to in this Current Report on Form 8-K.  The full text of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On April 21, 2011, the Company issued a press release related to Peter E. Raskind’s appointment to the Company’s board of directors and to the board of directors of its wholly-owned subsidiary, United Community Bank, referred to in this Current Report on Form 8-K.  The full text of the press release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)                           Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 19, 2011.

99.2	Press Release, dated April 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
Rex S. Schuette
Executive Vice President and
Chief Financial Officer

Date:  April 21, 2011

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated April 19, 2011.

99.2	Press Release, dated April 21, 2011.